Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8111

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE THIRD QUARTER 2009

•	Third Quarter 2009 Revenue:	$834 million; down 16%
•	Third Quarter 2009 Operating Income:	$71 million; down 33%
•	Third Quarter 2009 EPS:	31 cents vs. 47 cents

LOWELL, ARKANSAS, October 19, 2009 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced third quarter 2009 net earnings of $40.0 million, or diluted earnings per share of 31 cents vs. 2008 third quarter earnings of $60.3 million, or 47 cents per diluted share.

Total operating revenue for the current quarter was $834 million, a 16% decrease from the $996 million for the third quarter 2008.  The decrease in operating revenue was primarily attributable to lower fuel surcharge revenues, which reflect significantly lower fuel costs in the current quarter.  Declines in intermodal and truckload pricing also contributed to the lower revenue.  Current quarter operating revenue, excluding fuel surcharges, decreased 4% from the third quarter 2008.

Operating income for the current quarter declined to $71 million vs. $106 million in the third quarter 2008.  Materially lower freight rates affected operating profits in our Intermodal, Integrated Capacity Solutions and Truck segments.  While we were successful at lowering costs in most categories, the reduced expenses did not offset the significant drop in rates.  Net interest expense in the current quarter was lower than the previous year, while the effective income tax rate was higher in the third quarter 2009.

“The freight recession that began in the second half of 2006 continued into its third year.  Our diversified transportation platform has allowed us to weather the storm in relatively strong fashion.  We continue to generate growth in our Intermodal (JBI) and Integrated Capacity Solutions (ICS) segments.  Additionally, our Dedicated Contract Services (DCS) segment has successfully transitioned further away from the generic dedicated business to more customized solutions and is poised to re-establish growth in the near future.  DCS has been able to maintain a fairly consistent margin in the 10% range, which we believe is a remarkable achievement in the current environment.  And despite the biggest decrease in freight rates in history, our Truck (JBT) segment approached break-even profitability in the current quarter and we believe will continue to edge toward recovery.  We have noted some recent signs of firming demand, however, the freight economy remains weak and we are not anticipating a rapid improvement.  Consequently, until freight rates start to return to a reasonable level, margins are unlikely to improve dramatically.

“While current quarter volumes did show seasonal improvements across our four business segments, pricing continues to be challenging following the implementation of various bids and proposals from customers submitted earlier in the year in both the Intermodal and Truck segments.  We are not pleased with the resulting pricing in these two segments.  The elimination of reasonable pricing in the transportation and logistics business could result in the inability of transportation providers to respond to a sharp pick-up in demand likely leading to service disruptions, significant price increases and more adequate returns.

“In the meantime, we are proud of our employees who have shown great ingenuity and experienced substantial personal sacrifice to keep costs as low as possible during these recessionary economic times,” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

•	Third Quarter 2009 Segment Revenue:	$456 million; down 14%
•	Third Quarter 2009 Operating Income:	$50 million; down 33%

JBI continued to gain market share and make important progress in strengthening our position in the market place. Overall load volume grew at 9% during the current quarter, over the comparable period of 2008, compared to the 5% growth in the first quarter and 8% growth in the second quarter 2009 vs. the same periods in 2008.  Eastern volume growth slowed during the current quarter as customers had ample truck capacity at substantially lower prices than a year ago, combined with fuel prices that were also 40% lower than a year ago.   Still, our eastern volumes increased by 12% during the current quarter, while our transcontinental volume continued to rebound with 7% growth over the same quarter a year ago.  Revenue declined despite the increase in volume as a result of three factors: an extremely competitive bid season, a 1% decline in the average length-of-haul from the comparable period and fuel surcharge revenue that was down more than $70 million from a year ago.

Our bid activity during this unique time in the freight economy was particularly challenging as we attempted to balance short term market realities against long term strategic objectives.  We believe, as our rail partners continue to make multi-year investments to improve service and network efficiency and as shippers remain under economic and environmental pressure to find sustainable alternatives to traditional trucking, the long term outlook for our intermodal business is very attractive.  As a result, it is important for us to continue to make strategic investments even in the midst of these harsh market conditions.

Successful cost reduction efforts continued, with a strong focus on filling empty miles and improving driver productivity.   These efforts increased operating income 9% and our operating ratio improved to 89.1% in the current quarter from the second quarter 2009, excluding the $6.6 million second quarter charge to adjust the value of certain tractors held for sale.  Both the tractor and container fleets continue to be updated with newer model equipment.  The tractor fleet consists of more than 2,200 company owned tractors with an average age of less than 3 years.  Our relatively new dray fleet will meet or exceed currently proposed state and federal government regulations that will require certain levels of fuel economy and emission levels.

Dedicated Contract Services (DCS)

•	Third Quarter 2009 Segment Revenue:	$197 million; down 19%
•	Third Quarter 2009 Operating Income:	$19 million; down 30%

DCS continues to focus marketing efforts on services that offer more sustainable margins and attractive long-term growth opportunities.  In recent months, DCS has experienced growth in these newer lines of business, both in terms of record amounts of business sold and our pipeline of bid activity.   Consistent with our focus on more specialized services, we have continued to reduce our exposure to the capacity-oriented model, which we believe is more susceptible to irrational competition and harsh cyclicality.

The average truck count at our base business accounts (locations that commenced operations prior to the current calendar year) declined by approximately 19% to 3,732 in the current quarter compared to the same quarter 2008.  Total revenue declined 32%, while revenue, excluding fuel surcharge, declined 22%.  The majority of these decreases related to continued proactive reductions in existing fleets as adjustments have been made to match lower business demand levels.  In addition, we have seen a 4% decrease in the productivity of trucks at our base business accounts.  We define productivity as revenue per truck, excluding fuel surcharge.  This decrease in productivity also relates to lower business demand levels experienced at this point of the economic recession.

The operating income at our base business accounts declined 27% during the current quarter.  However, these accounts operated at an approximate 88% operating ratio vs. an 89% operating ratio in the third quarter 2008.  Though we cannot predict the speed or pace of an economic recovery, we have seen the rate of truck reductions at our base business accounts slow in the current quarter compared to the first and second quarters 2009.

We have had significant new business development in 2009, as mentioned in our second quarter release.  As all new development accounts this year are incremental vs. the same quarter last year, we compare the performance of these accounts to the second quarter 2009.  Our new development truck count increased in the current quarter by 437 trucks, bringing the total current quarter average count to 631 for new development.  These accounts recognized a 75% increase in profit from the second quarter 2009, despite incurring approximately $2.7 million of new contract start-ups and related implementation expenses.  The main reason for the improvement in new development accounts relates to the 484 trucks that have completed the early implementation phase and are moving towards operating at acceptable and forecasted margins.

As of the end of the current quarter, we had on-boarded approximately 70% of the incremental delivery contracts we first mentioned in second quarter 2009 earnings release.

Truck (JBT)

•	Third Quarter 2009 Segment Revenue:	$119 million; down 30%
•	Third Quarter 2009 Operating Loss:	($0.4) million; down 117%

JBT made significant strides in the current quarter, overcoming sequential quarterly losses of $5.8 million and $4.0 million in the first and second quarters of 2009.  Of the $10.3 million total loss recorded through the current three quarters, $9.1 million occurred in the first four months of the year.  Cost control measures implemented over the last several months, improvements in quality of revenue, and refining our network balance have resulted in near-breakeven operating results for the current quarter despite a miserable pricing environment.  Demand improved in August and September over the second quarter 2009 and capacity tightened in some regions.  Improvement in monthly operating income has been consistent and in line with internal expectations.

We continue to adjust our fleet size to match customer demand and market conditions.  We refined our network to achieve greater utilization and efficiency, essential as market prices declined sharply.  Utilization, as measured by miles per truck per day, increased 6% during the current quarter compared to the same period last year.  JBT also intensified its focus on improving fuel mileage.  Focusing on unnecessary idle time and other fuel strategies resulted in an improvement in fuel economy of 5%, saving 470,000 gallons during the current quarter.  JBT was able to reduce driver recruiting expense as fleet size declined and turnover improved.  We believe these cost saving strategies are sustainable, regardless of economic conditions.

JBT’s revenue for the current quarter declined 30%, compared with the third quarter 2008.  Excluding fuel surcharge revenue, JBT revenue declined 21%.  Overall rate per loaded mile, excluding fuel surcharges, decreased sharply compared to the third quarter 2008.  Average length-of-haul increased by 4.9%, but spot rate per mile, excluding fuel surcharges, declined by 18.7%.  Meanwhile, rates from consistent shippers declined $0.09 per loaded mile, or 5.1%, excluding fuel surcharges.

At the end of the current quarter, our truck count was 3,227 compared to 3,309 at the end of the same period in 2008.  JBT’s tractor capacity makes it one of the country’s larger for-hire carriers and underpins the Company’s full-service, multi-modal capacity offering.

Integrated Capacity Solutions (ICS)

•	Third Quarter 2009 Segment Revenue:	$68 million; up 16%
•	Third Quarter 2009 Operating Income:	$3 million; down 1%

ICS continued to grow our customer base, load volumes and employees during the third quarter 2009, compared to third quarter 2008.  Total loads increased 76% on an 80% increase in our customer base and employee count increased 50%.  While we experienced sharply lower revenue per load, due to significant rate pressures, lower fuel surcharge revenue per load and a change in the types of freight hauled, our operating income was relatively flat with the third quarter 2008.  Despite this decrease in our revenue per load, our gross profit (gross revenue less purchased transportation expense) increased 19% to $11 million as gross profit margin increased to 16.5% in the current quarter from 16% in the third quarter 2008.

We believe the margins experienced during the previous three quarters were a reflection of the severe over-capacity of trucks in the marketplace.  While truck capacity is still plentiful, we have seen a slight tightening in the third quarter.

Cash Flow and Capitalization:

At September 30, 2009, we had total debt outstanding of $626 million, compared with $634 million at December 31, 2008 and $692 million at September 30, 2008.

Our net capital expenditures for the nine months ended September 30, 2009 approximated $209 million, compared with $122 million for the same period 2008.  The increase in current year net capital expenditures was primarily due to the acquisition of new Intermodal trailing equipment and capital related to new DCS business investments.  At September 30, 2009, we had cash and cash equivalents of $4.7 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2008. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30
	2009		2008
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$740,697		$770,656
Fuel surcharge revenues	93,052		225,778
Total operating revenues	833,749	100.0%	996,434	100.0%

Operating expenses
Rents and purchased transportation	365,057	43.8%	400,641	40.2%
Salaries, wages and employee benefits	203,446	24.4%	217,194	21.8%
Fuel and fuel taxes	72,510	8.7%	143,028	14.4%
Depreciation and amortization	47,098	5.6%	50,666	5.1%
Operating supplies and expenses	40,398	4.8%	41,924	4.2%
Insurance and claims	12,316	1.5%	13,860	1.4%
Operating taxes and licenses	6,984	0.8%	7,985	0.8%
General and administrative expenses, net of gains	10,232	1.2%	10,214	1.0%
Communication and utilities	4,754	0.6%	4,656	0.5%
Total operating expenses	762,795	91.5%	890,168	89.3%
Operating income	70,954	8.5%	106,266	10.7%
Net interest expense	6,308	0.8%	9,480	1.0%
Equity in loss of associated companies	(229)	(0.0)%	247	0.0%
Earnings before income taxes	64,875	7.8%	96,539	9.7%
Income taxes	24,912	3.0%	36,239	3.6%
Net earnings	$39,963	4.8%	$60,300	6.1%
Average diluted shares outstanding	129,819		129,042
Diluted earnings per share	$0.31		$0.47

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Nine Months Ended September 30
	2009		2008
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,107,337		$2,258,130
Fuel surcharge revenues	219,032		594,026
Total operating revenues	2,326,369	100.0%	2,852,156	100.0%

Operating expenses
Rents and purchased transportation	1,001,048	43.0%	1,108,749	38.9%
Salaries, wages and employee benefits	588,725	25.3%	651,790	22.9%
Fuel and fuel taxes	194,452	8.4%	434,667	15.2%
Depreciation and amortization	141,555	6.1%	151,934	5.3%
Operating supplies and expenses	114,690	4.9%	119,686	4.2%
Insurance and claims	38,024	1.6%	45,924	1.6%
Operating taxes and licenses	20,901	0.9%	24,158	0.8%
General and administrative expenses, net of gains	38,082	1.6%	28,328	1.0%
Communication and utilities	13,857	0.6%	14,553	0.5%
Total operating expenses	2,151,334	92.5%	2,579,789	90.5%
Operating income	175,035	7.5%	272,367	9.5%
Net interest expense	20,569	0.9%	31,053	1.1%
Equity in loss of associated companies	619	0.0%	2,125	0.1%
Earnings before income taxes	153,847	6.6%	239,189	8.4%
Income taxes	59,077	2.5%	91,872	3.2%
Net earnings	$94,770	4.1%	$147,317	5.2%
Average diluted shares outstanding	129,251		128,480
Diluted earnings per share	$0.73		$1.15

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended September 30
	2009		2008
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$455,955	55%	$531,502	53%
Dedicated	196,785	24%	243,887	25%
Truck	119,199	14%	170,641	17%
Integrated Capacity Solutions	67,653	8%	58,532	6%
Subtotal	839,592	101%	1,004,562	101%
Intersegment eliminations	(5,843)	(1)%	(8,128)	(1)%
Consolidated revenue	$833,749	100%	$996,434	100%

Operating income

Intermodal	$49,577	70%	$73,971	70%
Dedicated	18,874	27%	26,843	25%
Truck	(421)	(1)%	2,451	2%
Integrated Capacity Solutions	3,039	4%	3,068	3%
Other (1)	(115)	(0)%	(67)	(0)%
Operating income	$70,954	100%	$106,266	100%

	Nine Months Ended September 30
	2009		2008
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,272,393	55%	$1,464,140	52%
Dedicated	550,443	24%	715,513	25%
Truck	328,826	14%	547,467	19%
Integrated Capacity Solutions	192,236	8%	149,148	5%
Subtotal	2,343,898	101%	2,876,268	101%
Intersegment eliminations	(17,529)	(1)%	(24,112)	(1)%
Consolidated revenue	$2,326,369	100%	$2,852,156	100%

Operating income

Intermodal	$129,678	74%	$191,965	70%
Dedicated	44,305	25%	67,327	25%
Truck	(10,259)	(6)%	5,791	2%
Integrated Capacity Solutions	11,381	7%	7,309	3%
Other (1)	(70)	(0)%	(25)	(0)%
Operating income	$175,035	100%	$272,367	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended September 30
	2009	2008

Intermodal

Loads	239,270	220,352
Average Length of haul	1,795	1,817
Revenue per load	$1,906	$2,412
Average tractors during the period *	2,254	2,097

Tractors (end of period)
Company-owned	2,289	2,101
Independent contractor	4	5
Total tractors	2,293	2,106

Containers (end of period)	40,432	36,985
Average effective trailing equipment usage	39,816	36,286

Dedicated

Loads	313,743	335,854
Average length of haul	204	227
Revenue per truck per week**	$3,476	$4,070
Average trucks during the period***	4,363	4,631

Trucks (end of period)
Company-owned	3,992	4,445
Independent contractor	35	67
Customer-owned (Dedicated operated)	358	102
Total trucks	4,385	4,614

Trailing equipment (end of period)	9,554	8,039
Average effective trailing equipment usage	11,864	12,711

Truck

Loads	134,191	149,885
Average Length of haul	492	454
Loaded miles (000)	59,317	68,240
Total miles (000)	68,186	78,325
Average nonpaid empty miles per load	72.9	68.1
Revenue per tractor per week**	$3,209	$3,678
Average tractors during the period *	2,885	3,588

Tractors (end of period)
Company-owned	2,018	2,666
Independent contractor	1,209	643
Total tractors	3,227	3,309

Trailers (end of period)	12,485	16,382
Average effective trailing equipment usage	10,137	11,567

Integrated Capacity Solutions

Loads	61,589	35,033
Revenue per load	$1,098	$1,671
Gross profit margin	16.5%	16.0%
Approximate number of third-party carriers (end of period)	21,000	15,200

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Nine Months Ended September 30
	2009	2008

Intermodal

Loads	663,386	617,938
Average Length of haul	1,792	1,847
Revenue per load	$1,918	$2,369
Average tractors during the period *	2,171	1,983

Tractors (end of period)
Company-owned	2,289	2,101
Independent contractor	4	5
Total tractors	2,293	2,106

Containers (end of period)	40,432	36,985
Average effective trailing equipment usage	39,377	34,872

Dedicated

Loads	888,251	1,010,437
Average length of haul	209	228
Revenue per truck per week**	$3,256	$3,894
Average trucks during the period***	4,391	4,748

Trucks (end of period)
Company-owned	3,992	4,445
Independent contractor	35	67
Customer-owned (Dedicated operated)	358	102
Total trucks	4,385	4,614

Trailing equipment (end of period)	9,554	8,039
Average effective trailing equipment usage	12,250	12,838

Truck

Loads	372,109	494,372
Average Length of haul	478	470
Loaded miles (000)	169,491	233,103
Total miles (000)	195,750	265,880
Average nonpaid empty miles per load	73.5	66.8
Revenue per tractor per week**	$2,857	$3,627
Average tractors during the period*	2,999	3,908

Tractors (end of period)
Company-owned	2,018	2,666
Independent contractor	1,209	643
Total tractors	3,227	3,309

Trailers (end of period)	12,485	16,382
Average effective trailing equipment usage	10,082	12,045

Integrated Capacity Solutions

Loads	179,491	97,260
Revenue per load	$1,071	$1,533
Gross profit margin	19.2%	15.4%
Approximate number of third-party carriers (end of period)	21,000	15,200

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$4,711	$2,373
Accounts receivable	340,330	280,614
Assets held for sale	11,402	17,843
Prepaid expenses and other	45,459	95,457
Total current assets	401,902	396,287
Property and equipment	2,181,247	2,169,893
Less accumulated depreciation	745,335	783,363
Net property and equipment	1,435,912	1,386,530
Other assets	20,281	10,636
	$1,858,095	$1,793,453

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$0	$118,500
Trade accounts payable	180,712	196,059
Claims accruals	16,787	18,095
Accrued payroll	46,777	33,156
Other accrued expenses	10,398	31,995
Deferred income taxes	13,859	10,083
Total current liabilities	268,533	407,888

Long-term debt	625,800	515,000
Other long-term liabilities	30,201	30,490
Deferred income taxes	325,907	311,064
Stockholders’ equity	607,654	529,011
	$1,858,095	$1,793,453

Supplemental Data

(unaudited)

	September 30, 2009	December 31, 2008

Actual shares outstanding at end of period (000)	127,137	126,062

Book value per actual share outstanding at end of period	$4.78	$4.20

	Nine Months Ended September 30
	2009	2008

Net cash provided by operating activities (000)	$248,160	$349,678

Net capital expenditures (000)	$209,007	$122,382